Exhibit 99.1

News Release

General Inquiries: (877) 847-0008

www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners Reports

Third Quarter 2011 Results

HOUSTON—(BUSINESS WIRE)—Nov. 4, 2011—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported third quarter 2011 results.

The company produced 3,414 MMcfe during the third quarter, for average daily net production of 37.1 MMcfe during the quarter and 38.0 MMcfe for the nine months ended September 30, 2011, which includes average net oil production for the year-to-date of approximately 278 barrels per day. Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.63 per Mcfe during the third quarter and $3.41 for the year-to-date.

Adjusted EBITDA for the third quarter was $12.7 million. Year-to-date, Adjusted EBITDA was $82.8 million, which includes $41.3 million in hedge settlements related to the hedge restructuring that the company announced in June 2011.

On a GAAP basis, the company recorded net income of $7.5 million for the third quarter 2011 and $5.6 million for the year-to-date.

The company completed 28 net wells and recompletions with total capital spending of $4.5 million during the third quarter 2011. For the year-to-date, the company has completed 67 net wells and recompletions, and the company finished the third quarter 2011 with an additional 16 net wells and recompletions in progress.

Drilling activities in 2011 have been focused primarily on exploiting oil potential in the company’s existing asset base as well as capital efficient recompletions. The company’s capital investment year-to-date totals $8.9 million, with drilling in both the Cherokee and Black Warrior Basins.

“We’re working to create long-term value for our unitholders,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Until natural gas prices show a sustained pattern of improvement, we believe the best drilling opportunities for us, especially in the Cherokee Basin, will be those that target oil potential in addition to gas. We’ve seen some real success with that aspect of our operations, and look to build upon that the remainder of this year and into 2012.”

Liquidity Update

Borrowings outstanding under the company’s reserve-based credit facility currently total $99.9 million, leaving the company with $40.1 million in borrowing capacity at the company’s current borrowing base of $140.0 million. The company’s borrowing base is currently undergoing routine semi-annual redetermination by the lenders, with the results of that process expected in the fourth quarter 2011.

Financial Outlook for 2011

The company forecasts it will complete between 70 and 80 net wells and recompletions with total capital spending of between $12 million and $14 million in 2011.

Net production is forecast to range between 13.4 and 14.2 Bcfe for 2011, with operating costs expected to range between $48 million and $52 million for the year.

The company entered the year with approximately 7.6 Bcfe of its Mid-Continent natural gas production in 2011 hedged at an average price of $7.87 per Mcfe and an additional 2.4 Bcfe of its remaining natural gas production hedged at an average price of $8.51 per Mcfe. For the balance of the year, the company has remaining hedges on 1.6 Bcfe of its Mid-Continent natural gas production at an average price, including basis, of $7.79 per Mcfe and an additional 0.8 Bcfe of its remaining natural gas production at a NYMEX-only price of $8.45 per Mcfe.

With the addition of oil hedges in April 2011, the company has also hedged approximately 38 thousand barrels of its 2011 oil production at an average price of $110.10 per barrel. For the balance of the year, the company has remaining hedges on approximately 15 thousand barrels of its 2011 oil production.

The remainder of the company’s production for 2011 is subject to market conditions and pricing.

Distribution Outlook

The company anticipates that its distribution will remain suspended through 2011. All distributions are subject to approval by the company’s Board of Managers.

Conference Call Information

The company will host a conference call at 8:30 a.m. (CDT) on Friday, Nov. 4, 2011 to discuss third quarter 2011 results. The company expects to release its third quarter 2011 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 925-0147 or (402) 998-0030 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its third quarter 2011 Form 10-Q on or about Nov. 4, 2011.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets;

exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PRESS RELEASE

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2011		2010		2011		2010
Net Production:
Total production (MMcfe)	3,414		3,758		10,383		11,363
Average daily production (Mcfe/day)	37,109		40,848		38,033		41,623

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.32	(a)	$6.93	(a)	$11.36	(a)	$7.13	(a)
Net realized price, excluding hedges	$4.49	(b)	$4.33	(b)	$4.48	(b)	$4.59	(b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	6		7		21		11
Net Recompletions	22		3		46		7
Developmental Dry Holes	—		—		1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Oil and gas sales	$25,624	$26,643	$119,617	$82,958
Gain/(Loss) from mark-to-market activities	5,819	21,100	(47,946)	51,832

Total revenues	31,443	47,743	71,671	134,790

Operating expenses:
Lease operating expenses	7,297	7,953	21,319	23,645
Cost of sales	640	592	1,701	1,949
Production taxes	847	647	2,278	2,449
General and administrative	4,548	5,027	12,783	14,277
Exploration costs	—	284	131	731
(Gain)/Loss on sale of assets	8	—	29	(13)
Depreciation, depletion and amortization	5,863	26,175	17,621	79,598
Asset impairments	1,935	270,408	1,935	270,966
Accretion expense	228	205	680	617

Total operating expenses	21,366	311,291	58,477	394,219

Other expenses:
Interest (income) expense, net	2,693	3,695	7,741	11,138
Other (income) expense	(69)	(120)	(195)	(410)
Total expenses	23,990	314,866	66,023	404,947
Net income (loss)	$7,453	$(267,123)	$5,648	$(270,157)

Adjusted EBITDA	$12,671	$12,919	$82,755	$42,453

EPU—Basic	$0.30	$(10.91)	$0.23	$(11.10)
EPU—Basic Units Outstanding	24,259,018	24,489,229	24,280,385	24,345,034

EPU—Diluted	$0.30	$(10.91)	$0.23	$(11.10)
EPU—Diluted Units Outstanding	24,259,018	24,489,229	24,280,385	24,345,034

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
	2011	2010
	($ in thousands)
Current assets	$42,682	$53,091
Natural gas properties, net of accumulated depreciation, depletion and amortization	268,448	276,919
Other assets	16,046	54,367

Total assets	$327,176	$384,377

Current liabilities	$15,083	$14,533
Debt	104,250	165,000
Other long-term liabilities	13,952	13,024

Total liabilities	133,285	192,557

Class D Interests	6,667	6,667

Common members’ equity	180,563	174,233
Accumulated other comprehensive income	6,661	10,920

Total members’ equity	187,224	185,153

Total liabilities and members’ equity	$327,176	$384,377

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to

    Adjusted EBITDA

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$7,453	$(267,123)	$5,648	$(270,157)
Add:
Interest (income) expense, net	2,693	3,695	7,741	11,138
Depreciation, depletion and amortization	5,863	26,175	17,621	79,598
Asset impairments	1,935	270,408	1,935	270,966
Accretion expense	228	205	680	617
(Gain)/Loss on sale of assets	8	—	29	(13)
Exploration costs	—	284	131	731
Unit-based compensation programs	310	375	1,024	1,405
(Gain)/Loss from mark-to-market activities	(5,819)	(21,100)	47,946	(51,832)

Adjusted EBITDA (1),(2)	$12,671	$12,919	$82,755	$42,453

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to
Adjusted EBITDA:
Net income (loss)	$3,347	$(21,092)	$(1,805)	$(3,034)
Add:
Interest (income) expense, net	3,196	3,387	5,048	7,443
Depreciation, depletion and amortization	5,893	26,733	11,758	53,981
Accretion expense	226	205	452	412
(Gain)/Loss on sale of assets	14	(5)	21	(13)
Exploration costs	—	224	131	447
Unit-based compensation programs	341	593	714	1,030
(Gain)/Loss from mark-to-market activities	43,656	4,549	53,765	(30,732)

Adjusted EBITDA (1)	$56,673	$14,594	70,084	29,534

(1) Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define	Adjusted EBITDA as net income (loss) plus:

—	interest (income) expense, net;

—	depreciation, depletion and amortization;

—	write-off of deferred financing fees;

—	asset impairments;

—	accretion expense;

—	(gain) loss on sale of assets;

—	exploration costs;

—	(gain) loss from equity investment;

—	unit-based compensation programs;

—	(gain) loss from mark-to-market activities; and

—	unrealized (gain) loss on derivatives/hedge ineffectiveness.

(2) Results for the three months and six months ended June 30, 2011, and nine months ended Sep. 30, 2011, include $41.3 million in hedge settlements related to the company’s June 2011 hedge restructuring.